UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2016

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-14379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio		45202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On August 1, 2016, pursuant to the Share and Partnership Interest Purchase Agreement (the “Purchase Agreement”), dated July 6, 2016, by and among (x) Rheinsee 530. V V GmbH (“Acquisition Sub”), a company organized under the laws of Germany and wholly owned subsidiary of Convergys Corporation (the “Company”), (y) Jens Bormann und Karsten Wulf Capital Management GmbH (f/k/a buw Holding GmbH), a company organized under the laws of Germany (“buw Holding”), and (z) Jens Bormann and Karsten Wulf (the “Individual Sellers” and, together with buw Holding, the “Sellers”), Acquisition Sub acquired (the “Acquisition”) from the Sellers (i) 100% of the limited partnership interest in buw Management Holding GmbH & Co. KG, a limited partnership organized under the laws of Germany (“buw”), and (ii) 100% of the share capital in buw Verwaltungs GmbH, a company organized under the laws of Austria and the general partner of buw. As a result of the Acquisition, buw became a wholly owned subsidiary of the Company.

The aggregate cash purchase price for the Acquisition was €119.6 million, which was based on a total enterprise value for buw of €123 million, minus net financial debt (as calculated in accordance with the Purchase Agreement) and a working capital adjustment, and remains subject to adjustment following the closing based on buw’s actual cash, net financial debt and working capital at the closing.

The foregoing description of the Purchase Agreement and the Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2016 and is incorporated in this Item 2.01 by reference.

Item 8.01.	Other Events.

On August 1, 2016, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 8.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Press release issued by Convergys Corporation on August 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius
General Counsel and
Chief Administrative Officer

Date: August 1, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Convergys Corporation on August 1, 2016.